UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 24, 2006

Date of Report (Date of earliest event reported)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600
Atlanta, Georgia		30022
(Address of principal executive offices)		(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4©)

Item 1.01                        Entry into a Material Definitive Agreement.

On May 24, 2006, Schweitzer-Mauduit do Brasil, S.A. (“SWM-B”), an indirect Brazilian subsidiary of the Company, entered into the first of a series of agreements for purchased electricity supply and distribution to the mill. The series of agreements include agreements for electrical energy supply and the transmission and distribution of electricity to the mill. These agreements relate back to energy supplied to the mill beginning May 1, 2006.

The contract for the electrical energy supply is for the period May 1, 2006 to December 31, 2010 to cover 100% of the mill’s consumption of electrical energy. This contract has been fully negotiated and authorized, and is being circulated for signature. The contract is with CESP, which is the third largest electrical energy producer in Brazil and the largest in the State of Sao Paulo, which is adjacent to the State of Rio de Janeiro. The absolute value of the electric energy to be provided under this contract is estimated at approximately $4.5 to $5.0 million annually (based on current foreign currency exchange rates) during the contractual period. The contract provides for a fixed price in each of the calendar year periods of the contract. The contract includes a take or pay obligation with the target energy consumption amount based on estimated average consumption by the mill. To the extent that actual consumption for an annual period exceeds the target consumption level by more than 5%, the excess over 105% of target will be priced at market rates. To the extent that consumption for an annual period is less than 90% of target, SWM-B will be required to pay for a consumption amount up to 90% of target and can re-sell the amount in excess of its actual needs at market rates. Annually, the target consumption amount can be revised up or down by as much as 10%.

The agreements for transmission and distribution, signed by SWM-B on May 24, 2006, remain with the previous electrical energy supplier under regulated tariffs. Each of these 2 agreements is a revolving annual contract with Light EDF, which is the largest distributor of electrical energy in the State of Rio de Janeiro, Brazil, the state in which SWM-B is located. The absolute value of the services to be provided under these two contracts combined is estimated at approximately $3 million annually (based on current foreign currency exchange rates).

Item 2.05                        Costs Associated with Exit or Disposal Activities.

On May 26, 2006, Schweitzer-Mauduit announced a decision to cease the production and sale of décor papers made at its Eagle Mill in Lee, Massachusetts. The Company is working with its customers to continue to provide product until those customers can secure alternative décor paper supply. From its initial customer contacts, the Company expects to cease production by approximately September 1, 2006.

In 2001, the Company decided to enter the décor papers market as part of a strategy to diversify into non-tobacco papers. Décor papers are sold to customers who saturate and laminate the paper to particleboard for use in furniture, cabinet and flooring applications. Although the Company has been successful in qualifying its products with its customers, the Company has not been able to achieve an acceptable manufacturing cost structure or develop and manufacture décor papers that generate acceptable profitability.

With this decision, the Company will cease operation of a paper machine at the Eagle Mill in Lee, which will result in accelerated depreciation and other expenses totaling approximately $5 million, including cash costs of approximately $1 million that are partly related to employee severance expenses. This cessation will result in the loss of approximately 25 jobs in total at the Lee Mills and at the Company’s U.S. headquarters in Alpharetta, Georgia. Of the $5 million of total expenses, approximately $2 million is expected to impact second quarter 2006 operating results and approximately $3 million is expected to impact third quarter 2006 operating results. The Company’s ongoing operating results are expected to improve by approximately $1 to $2 million annually as a result of the exit of the décor papers business and associated restructuring activities.

Item 2.06                        Material Impairments.

In connection with the decision to exit the décor papers business and associated restructuring activities discussed in Item 2.05 above, the Company is accelerating depreciation of a paper machine and related equipment at the Eagle Mill in Lee. See Item 2.05 above for further information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

	By:	/s/ PAUL C. ROBERTS
Paul C. Roberts
Chief Financial Officer and Treasurer

Dated: May 26, 2006